Exhibit 10.1

24 April 2015

Robert Kaiden, via email

Dear Robert,

Twitter, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment on the following terms:

1.Position.  Subject to the approval of the Company’s Board of Directors, your title will be Chief Accounting Officer and you will report at the start of your employment to Anthony Noto, Chief Financial Officer.  You will be a regular, full-time employee.

2.Start Date.  Your employment will commence on the date that is mutually agreed between you and Anthony, but no later than May 26, 2015. You will be providing services from the Company’s San Francisco, CA location.  You may be required to travel as one part of your duties.

3.Base Salary. The Company will pay you a gross starting salary at an annualized rate of three hundred fifty thousand dollars annualized ($350,000.00), payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment from time to time in accordance with the employee compensation policies then in effect. This is an exempt position, and your salary is intended to cover all hours worked.

4.Bonus Opportunity.  In addition to your base salary, you will be eligible for an annual discretionary performance bonus of up to 100% of your base salary (the “Annual Bonus”). The amount of your Annual Bonus earned, if any, will be determined in the sole and good faith discretion of the Company’s Chief Financial Officer. For the calendar year 2015, your bonus will be pro-rated based on the number of days worked in 2015. If the Company establishes an annual incentive compensation program, we anticipate that your target will be 100% of your eligible base salary and your incentive compensation would be paid in accordance with the provisions of such program.

5.Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits in accordance with the terms of the applicable benefit plans.

6.Equity Compensation. Subject to the approval of the Company’s Board of Directors, you will be granted one hundred twenty thousand (120,000) restricted stock units (“RSUs”) of the Company. The RSUs will be subject to the terms and conditions set forth in the Company’s 2013 Equity Incentive Plan.  You will vest in 25% of the RSUs on the first day of the first month following the year anniversary of your hire date, and the balance evenly over the next twelve quarters of continuous service, provided you have been continuously employed by Twitter during each of the vesting dates and as described in the equity plan.  Please note that the terms of the Company’s equity plans are reviewed periodically, and subject to revision at the Company’s sole discretion.

7.Relocation. To assist with your relocation to your new workplace, the Company will reimburse or when available, pay directly for eligible relocation expenses facilitated through Twitter's external relocation service provider, subject to certain terms and restrictions that will be provided to you in the “Employee Relocation Reimbursement and Repayment Agreement”.

Should you leave the Company within twelve (12) months of the commencement of your employment, or in the event your employment is terminated for misconduct, the relocation expenses paid to you or on your behalf will be immediately repayable to the Company, subject to a pro-rata reduction based on length of service. The Company reserves the right to deduct from your pay, any sums which may be repayable in respect of relocation costs and/or monies paid to you or on your behalf. In order to receive the relocation services, you will be required to sign the "Employee Relocation and Repayment Agreement".

8.Employee Invention Assignment and Confidentiality Agreement.  You will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”).  A copy of the Confidentiality Agreement is enclosed with this letter.

9.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  This is the full and complete agreement between you and the Company regarding the duration of the employment relationship.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment, may only be changed through an express written agreement signed by you and the Company’s Chief Executive Officer.

10.Outside Activities.  While you render services to the Company, you will not engage in any other employment, consulting, or other business activity that would create a conflict of interest with the Company, which includes engaging in any work that is competitive in nature.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.  In addition, for a period of one (1) year after the termination of your services, you will not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist any person or entity in doing the same.

11.Background Check. This offer is contingent on successful completion of a background check regarding your employment experience, educational credentials, criminal history and the like.  This offer may be withdrawn in the sole discretion of the Company based on its review of the background check results. Your acceptance of this offer of employment will be complete when you have initiated authorization to perform a background check, as instructed by our Human Resources Department.

12.Verification of Employability. This offer is contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) days of the commencement of your employment.

13.Taxes. All forms of compensation that are subject to income or payroll taxes will be reduced to reflect applicable income tax withholding and payroll taxes.  Any form of compensation that is subject to income or payroll taxes and that is not paid in cash will result in a reduction in cash compensation to reflect applicable income tax withholding and payroll taxes.

14.Dispute Resolution.  We sincerely hope that no dispute will arise between us.  If a dispute should arise, it can be resolved through the Company’s Dispute Resolution Policy.  A copy of the Dispute Resolution Policy is enclosed with this letter.

15.Entire Agreement.  This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

Please do not make any change in your present living or employment circumstances until all of the conditions to this offer, including successful completion of the background check and, if applicable, acquisition of a visa, have been satisfied.   Any questions regarding your satisfaction of these conditions should be directed to Brian Schipper at ######@twitter.com.

By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We hope that you will accept our offer to join the Company.  To indicate your acceptance of this offer, please initiate the authorization of your background check, and sign and date the enclosed duplicate original of this letter agreement, the enclosed Confidentiality Agreement, and the enclosed Dispute Resolution Policy and return them to Brian Schipper.  This offer will expire if the signed documents are not returned by the end of business on 27 April, 2015.

Very truly yours,

Twitter, Inc.

By   /s/ Richard Costolo

Richard Costolo, Chief Executive Officer

I have read, understood and accept all the provisions of this offer of employment:

/s/ Robert Kaiden

Robert Kaiden

April 27, 2015

Date